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                                                                 EXHIBIT (A)(10)

                                   THYSSEN AG

NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:

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
FOR THYSSEN AG:                    FOR GIDDINGS & LEWIS, INC.:
Media Contact:                     Media Contact:
Pascale Wiedenroth                 Patricia Meinecke
(011-49-211) 824-36677             (414) 929-4212

Investor Contact:                  Investor Contact:
Konrad Tamschick                   Douglas Barnett
(011-49-211) 824-38347             (414) 929-4374
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THYSSEN EXTENDS TENDER OFFER FOR GIDDINGS & LEWIS MERGER TO JULY 30, 1997

    DUESSELDORF, GERMANY, JULY 17, 1997 -- Thyssen AG announced today that its subsidiary, TAQU, Inc., had extended its cash tender offer for all outstanding shares of Giddings & Lewis, Inc. common stock until 5 P.M., New York City time, on Wednesday, July 30, 1997, unless extended. As of 5 P.M., New York City time, on Wednesday, July 16, 1997, 29,866,115 shares (constituting approximately 96% of the outstanding Giddings & Lewis, Inc. common stock), including 1,900,311 shares tendered pursuant to the procedure for guaranteed delivery, had been tendered in connection with the tender offer. The tender offer remains subject to the conditions previously announced.

    Thyssen filed a pre-merger notification with the German Federal Cartel Office on June 20, 1997. The tender offer may not be consummated without the approval of the Federal Cartel Office. Under German law, during a statutory one-month period following the filing, the FCO must either come to a final decision as to the compatibility of the transaction with the German market, or inform the parties that it has initiated an in-depth review of the transaction. The statutory one-month period is to expire on July 21, 1997.

    Headquartered in Fond du Lac, Wisconsin, Giddings & Lewis is the largest supplier of industrial automation products and machine tools in North America, and among the largest in the world. The company serves customers worldwide with products and services to improve manufacturing productivity.

    Thyssen AG, headquartered in Duesseldorf, is one of Germany's biggest industrial and commercial enterprises with approximately $26 billion in annual revenues and approximately 113,000 employees around the world. Thyssen has around 320 companies in Germany, the US and numerous other countries. Thyssen AG, through its subsidiaries, offers capital goods and manufactured products, manufactures steel products and provides trading and services such as logistics, distribution of product materials and waste management, and lately cellular telephony. The capital goods include automation systems, machine tools, elevators and automotive supplies.